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Exhibit 5.1

[LETTERHEAD OF WALLER LANSDEN DORTCH & DAVIS, LLP]

July 28, 2010

Tennessee Commerce Bancorp, Inc.
381 Mallory Station Road, Suite 207
Franklin, Tennessee 37067

  Re:
  Registration Statement on Form S-1

Ladies and Gentlemen:

        We are acting as counsel to Tennessee Commerce Bancorp, Inc., a Tennessee corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to $69,000,000 in aggregate amount of shares of common stock, $0.50 par value per share (the "Shares"), of the Company pursuant to the Company's registration statement on Form S-1 (File No. 333-167114) initially filed with the Securities and Exchange Commission on May 27, 2010 (as amended and as may subsequently be amended, the "Registration Statement"). The Shares are to be sold by the Company pursuant to an underwriting agreement among the Company and the underwriters named therein (the "Underwriting Agreement"), the form of which has been filed as Exhibit 1.1 to the Registration Statement.

        In connection with this opinion, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary and appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

        Based upon the foregoing, we are of the opinion that, when issued and delivered in the manner and on the terms described in the Registration Statement (after the Registration Statement is declared effective), the Shares will be validly issued, fully paid and non-assessable.

        We express no opinion as to laws other than the laws of the State of Tennessee and the federal laws of the United States of America with respect to the opinion set forth above. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any other state or any foreign jurisdiction.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Waller Lansden Dortch & Davis, LLP

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  Exhibit 5.1